Exhibit 10.7

LOAN AGREEMENT

By and Between

EDUCATIONAL DEVELOPMENT CORPORATION

and

MIDFIRST BANK

December 1, 2015

i

	(k)	Insurance Requirements	10
	(l)	Escrow	11
	(m)	Operation of Property	11
	(n)	Repair and Maintenance	11
	(o)	Appraisal	11
	(p)	Casualty and Condemnation	12
	(q)	Title Insurance	13
	(r)	Collateral	13
	(s)	Litigation	13
	(t)	Indebtedness	13
	(u)	Limitation on Dividends	13
	(v)	Hilti Lease	13

ARTICLE V. DEFAULTS AND REMEDIES			13
5.1.	Event of Default		14
	(a)	Monetary Obligations	14
	(b)	Representations	14
	(c)	Bankruptcy Event	14
	(d)	Third Party Matters	14
	(e)	Transfers; Liens; Debt	14
	(f)	Death; Dissolution; Change in Ownership or Control	14
	(g)	Financial Reporting	14
	(h)	DCR Test Default	14
	(i)	DTW Test Default	14
	(j)	Hilti Lease. Hilti is 30 or more days past due on rent or any other payment to Borrower, as landlord, under the Hilti Lease; or	14
	(k)	Loan to Value Default	14
	(l)	Non-Monetary Obligations	14
5.2.	Remedies		14
	(a)	Pre-Event of Default	14
	(b)	Post-Event of Default	15
	(c)	Costs	15

ARTICLE VI. GENERAL CONDITIONS			15
6.1.	Waiver		15
6.2.	Lender's Action or Inaction		15
6.3.	Lender's Rights		16
6.4.	Third Party Rights		16
6.5.	Satisfaction of Condition; Time		16
6.6.	Assignment; Loan Participations		16
6.7.	Heirs, Successors and Assigns		16
6.8.	Exercise of Rights and Remedies		17
6.9.	Headings		17
6.10.	Inconsistency		17
6.11.	Applicable Law		17
6.12.	Forum; Service		17
6.13.	Usury		17
6.14.	Severability		17
6.15.	Counterparts		17
6.16.	Joint Liability		18
6.17.	Modification or Termination		18
6.18.	Notice		18
6.19.	Signatures		18
6.20.	No Partnership		18
6.21.	Waiver of Jury Trial		18
6.22.	Consent of Lender; Approvals		19
6.23.	Imaging		19

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6.24.	Entire Agreement	19
6.25.	Damage Waiver	19

iii

LOAN AGREEMENT

Borrower and Lender, for the mutual promises in the Loan Documents and other good and valuable consideration, enter into this Agreement on the Effective Date.

Background Recitals

A.     Borrower has requested that Lender make the Loan to Borrower.

B.     Lender has agreed, subject to the terms of the Loan Documents, to make the Loan to Borrower.

C.     Borrower and Lender desire to enter into this Agreement to specify the terms and conditions of the Loan.

Borrower and Lender (1) acknowledge the receipt and sufficiency of the above-referenced consideration, and, (2) therefore, agree as follows:

ARTICLE I.
DEFINITIONS

1.1.     Defined Terms. Each capitalized term used in the Loan Documents has the meaning set forth in Exhibit A of this Agreement.

1.2.     Terms Generally; References and Titles; Accounting Terms. References in this Agreement to "Articles," "Sections," "Exhibits" or "Schedules" will be to the Articles, Sections, Exhibits or Schedules of this Agreement unless otherwise specifically provided. All Exhibits and Schedules attached to this Agreement are incorporated in, and are a part of, this Agreement for the purposes set forth in this Agreement. Any term defined in this Agreement may be used in the singular or plural. Words of any gender include all other genders. The terms "include," "includes," and "including" are followed by "without limitation". Except as otherwise specified or limited in this Agreement, a reference to any Person includes the successors and assigns of the Person. Unless otherwise specified all references "from" or "through" any date mean "from and including" or "through and including" the date. References to any statute or act include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, refer to federal statutes and acts of the United States. References to any agreement, instrument or document includes all schedules, exhibits, annexes and other attachments to the agreement, instrument or document. Except as otherwise specifically provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, applied in a manner consistent with that used in preparing the financial statements delivered pursuant to this Agreement.

ARTICLE II.
THE LOAN

2.1.     The Loan. Subject to the terms of this Agreement and in reliance on Borrower’s representations and warranties in the Loan Documents, Lender agrees to lend, and Borrower agrees to borrow, the Loan. THEREFORE, FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender the Principal Amount with fees, costs and interest as set forth in, and payable (in Dollars at Lender's Offices) pursuant to, this Agreement. The Loan shall be divided into two tranches, Tranche A and Tranche B. The funding and closing of the Loan will take place in Lender's Offices or at such other place as Lender may designate.

(a)     Interest(i)     .

(i)     Subject to Subsection 2.1(b) below: (A) the Principal Amount of Tranche A bears interest at the Contract Rate, and (B) subject to Subsection 2.1(a)(ii) below, the Principal Amount of Tranche B and Additional Costs bear interest at the LIBO Rate.

(ii)     All interest accruing under the Loan Documents will be calculated on the basis of a 360-day year applied to the actual number of days in each month. Borrower shall make each payment which it owes under the Loan Documents on or before the Payment Deadline in immediately available Dollars without setoff, counterclaim or other deduction. If Lender receives any payment after the Payment Deadline, then the payment will be credited on the next following Business Day.

(iii)     Immediately after Lender gives a Suspension Notice to Borrower, Lender's obligation to make or maintain Tranche B of the Loan and Additional Costs at the LIBO Rate will be suspended and all interest and Additional Costs payable at the LIBO Rate will automatically convert to the Prime Rate. If circumstances further change and nullify the basis on which the Suspension Notice was given, then Lender will advise Borrower of the change and thereafter Tranche B and the Additional Costs will automatically bear interest at the LIBO Rate.

(b)     Default Rate; Late Charge.

(i)     Any time during an Event of Default Period (and including any period prior to and after any judgment against any Borrower Party concerning the Loan, the Principal Amount or Additional Costs), the Principal Amount, any Additional Costs and all past due installments of interest will, at Lender's option, bear interest at the Default Rate.

(ii)     In addition to all other sums due under the Loan Documents, Borrower shall pay to Lender on demand the Late Charge upon all Past Due Indebtedness. The Late Charge is not a penalty, but is intended to compensate Lender for the losses Lender incurs because of the delinquent payment. Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the Late Charge represents a reasonable estimate of the losses Lender will incur because of any late payment, and that proof of Lender's actual losses will be costly, inconvenient, impracticable and extremely difficult to fix. Lender does not waive the Event of Default resulting from a past due payment because Lender accepts a Late Charge.

(c)     Payment.

(i)     Borrower shall pay to Lender on each Principal Payment Date: (A) with respect to Tranche A, interest on the Principal Amount, in arrears, on each Interest Payment Date, and the Principal Installment Amount, and (B) with respect to Tranche B, the Amortized Installment Amount. On the Maturity Date, Borrower shall pay in full to Lender (1) the Principal Amount along with all unpaid, accrued interest, and (2) all other Indebtedness.

(ii)     Except during an Event of Default Period, Lender will apply all Loan payments: (A) first, to any unpaid Claims; (B) second, to any unpaid Additional Costs; (C) third, to accrued but unpaid interest due under the Loan Documents; (D) fourth, to all other unpaid sums due under the Loan Documents, except for the Principal Amount; and (E) last, to the unpaid Principal Amount (first to Tranche B, and then to Tranche A). During an Event of Default Period, Lender may apply all Loan payments in any order Lender elects in its sole discretion.

(iii)     Borrower may not send any payments to Lender with a Paid in Full Mark. If Borrower tenders a payment to Lender with a Paid in Full Mark, then Lender may accept the payment without losing any of Lender's rights under the Loan Documents, and Borrower will remain obligated to pay any further amounts owed to Lender under the Loan Documents.

(d)     Prepayment. Borrower may prepay Tranche B of the Loan, in whole or in part, without premium or penalty. Borrower may not prepay Tranche A of the Loan in whole or in part, except during the Prepayment Period, except as set forth below. Lender may refuse to accept any Loan prepayment which does not comply with this Section 2.1(d). During the Prepayment Period, Borrower may prepay Tranche A of the Loan, in whole or in part, without premium. However, if Borrower prepays Tranche A of the Loan at any time other than during the Prepayment Period, then concurrent with the prepayment, Borrower shall remit to Lender the Prepayment Premium; provided, however, the Prepayment Premium shall not be required to the extent the source of such prepayment is from Borrower's operational cash flow (and only to such extent), and not a refinancing, sale of the Property or any other source. Upon request, Borrower shall provide Lender with evidence reasonably satisfactory to Lender that any such exception to the Prepayment Premium is from Borrower's operational cash flow.

(i)     Lender and Borrower agree that:

(A)     the Prepayment Premium is not a penalty;

(B)     the Prepayment Premium will compensate Lender for Lender's losses resulting from Borrower's prepayment of Tranche A of the Loan;

(C)     Lender is likely to sustain losses if Borrower prepays Tranche A of the Loan;

(D)     the calculation method used to determine the Prepayment Premium is a reasonable determination of Lender's loss resulting from Borrower's prepayment of Tranche A of the Loan;

(E)     Lender has no obligation to mitigate its loss arising from any prepayment of Tranche A of the Loan; and

(F)     the compensation Lender will receive from Tranche A of the Loan, if Tranche A of the Loan is not prepaid, is greater than or equal to the Prepayment Premium.

(ii)     Borrower waives any right to claim that the Prepayment Premium is unenforceable or a penalty.

(iii)     Borrower acknowledges that Lender:

(A)     made the Loan to Borrower expecting that Borrower will not repay Tranche A of the Loan early but will repay Tranche A of the Loan as set forth in Section 2.1(c) above; and

(B)     was not willing to make Tranche A of the Loan for a shorter period.

(iv)     If during an Event of Default Period, Lender accelerates the maturity and repayment of the Loan, then the Prepayment Premium for Tranche A will also be due and added to the Indebtedness.

Borrower has read and understands the terms of this Prepayment Section.

EDUCATIONAL DEVELOPMENT CORPORATION, a Delaware corporation

By:

Name: Randall W. White

Title:   Chairman, President and CEO

(e)     Additional Expenditures. All sums Lender pays or expends pursuant to the Loan Documents in excess of the Maximum Principal Amount will be (i) an additional loan to Borrower, (ii) Indebtedness, and (iii) immediately due and payable, upon Lender's written demand to Borrower, together with interest at the Default Rate from the date of Lender's expenditure until Borrower repays the expenditure and interest to Lender. Notwithstanding anything to the contrary in the Loan Documents, Lender is not obligated to make any expenditures.

(f)     Additional Costs. Notwithstanding anything to the contrary in any of the Loan Documents, Borrower shall pay to Lender all Additional Costs immediately after Lender's demand.

(g)     Lenders Determinations. All of Lender's reasonable determinations under Section 2.1(a) are conclusive, absent manifest error.

2.2.     Security for the Loan. The Loan is secured by, among other things, the Security Instrument and is guaranteed by the Guaranty.

ARTICLE III.
REPRESENTATIONS

3.1.     Representations. On the Effective Date and on each Compliance Certificate Delivery Date, Borrower represents to Lender that:

(a)     Status; Operational Authority. Each Borrower Party: (i) is duly organized, validly existing, and in good standing, under the laws of the jurisdiction in which it is formed; (ii) is duly qualified, authorized to do business, and in good standing, in every jurisdiction (other than the jurisdiction of its formation) in which it must be qualified; and (iii) has the power and authority to own the Property and its other assets, and to transact its present and proposed business.

(b)     Power; Transactional Authority; Enforceability. Each Borrower Party has the requisite power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party, and has taken all necessary actions to authorize its execution, delivery and performance of the Loan Documents. Each Borrower Party has duly executed and delivered the Loan Documents. The Loan Documents each Borrower Party executes or under which it is obligated constitute the Borrower Party's legal, valid and binding obligations, enforceable in accordance with the terms of the Loan Documents, subject to (i) the effect of any Applicable Bankruptcy Law, or (ii) general principles of equity.

(c)     No Violation; No Consent. Each Borrower Party's execution, delivery and performance of the Loan Documents, and compliance with the terms and provisions of the Loan Documents, will not (i) contravene any Applicable Law, (ii) conflict or be inconsistent with or result in any breach of any term, covenant, condition or provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the Property or the Borrower Party's other assets pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower Party is a party or by which the Borrower Party or any of the Property or the Borrower Party's other assets is bound or may be subject, or (iii) violate any term of any Borrower Party's certificate of incorporation or other documents and agreements governing the Borrower Party's existence, management or operation. No Borrower Party is required to obtain the consent of any other party, including any Governmental Authority, in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents.

(d)     Financial Matters. Each Borrower Party financial statement previously delivered to Lender was prepared in accordance with GAAP and completely, correctly and fairly present the financial condition and the results of operations of each Borrower Party on the date and for the period covered by the financial statements. All other reports, statements and other data that any Borrower Party furnished to Lender in connection with the Loan are true and correct in all material respects and do not omit any fact or circumstance necessary to ensure that the statements are not misleading. Each Borrower Party (i) is solvent, (ii) is not bankrupt, and (iii) has no outstanding liens, suits, garnishments, bankruptcies or court actions which may render the Borrower Party insolvent or bankrupt. Since the date of the last financial statements each Borrower Party delivered to Lender, no event, act, condition or liability has occurred or exists, which has had, or may reasonably be expected to have, a material adverse effect upon (A) such Borrower Party's business, condition (financial or otherwise) or operations, or (B) such Borrower Party's ability to perform or satisfy, or Lender's ability to enforce, any of the Indebtedness.

(e)     No Default. No Event of Default exists.

(f)     Trade Name. Borrower does not do business under any trade name or other name with respect to the Property or otherwise.

(g)     Litigation. There are no suits or proceedings (including condemnation) pending or (to Borrower's knowledge, after reasonable inquiry) threatened against or affecting any Borrower Party or the Property or involving the validity, enforceability or priority of any of the Loan Documents. Borrower has not received notice from any Governmental Authority alleging that any Borrower Party or the Property is violating any Applicable Law.

(h)     Title and Authority; Permitted Encumbrances. Borrower is the lawful owner of good and marketable title to the Property free and clear from all liens, security interests and encumbrances, except the lien and security interest evidenced by the Security Instrument and the Permitted Encumbrances. Borrower has good right and authority to transfer and encumber the Property and to grant a security interest in the Collateral. There are no mechanics' or materialmen's liens, or other claims that may constitute a lien on the Property other than claims for Real Estate Taxes which are not yet due or payable. There are no defaults under any of the Permitted Encumbrances. No Permitted Encumbrance has been modified unless approved by Lender in writing.

(i)     Taxes. Each Borrower Party has filed all required Tax returns. Each Borrower Party has paid all Taxes for which it is obligated, other than those Taxes which (A) are not yet delinquent or (B) the appropriate Borrower Party is diligently, and in good faith, contesting and for which the Borrower Party has made adequate reserves acceptable to Lender.

(j)     Foreign Person. Borrower is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended, Sections 1445 and 7701 (i.e., Borrower is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder). Borrower's Taxpayer Identification Number is true and correct.

(k)     ERISA. (i) Borrower is not an "employee benefit plan" or a "governmental plan" within the meaning of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; (iii) Borrower's assets do not constitute "plan assets" under ERISA; and (iv) one or more of the following circumstances is true: (1) Equity interests in Borrower are publicly offered securities under ERISA or are securities issued by an investment company registered under the Investment Company Act of 1940; (2) Less than 25% of the value of any class of equity interests in Borrower is held by "benefit plan investors" within the meaning of ERISA; or (3) Borrower qualifies as an "operating company," a "venture capital operating company," or a "real estate operating company" within the meaning of ERISA. Borrower will deliver to Lender such certifications and other evidence periodically requested by Lender, in its sole discretion, to verify the representations in this Subsection.

(l)     Executive Order 13224; OFAC. No Borrower Party or any Person with which a Borrower Party is associated or affiliated is (i) referred to or described in Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended) or (ii) subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Borrower will not use any Loan proceeds in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(m)     Purpose. The Loan is solely for the purpose of carrying on or acquiring Borrower's business, and is not for personal, family, household or agricultural purposes. Borrower does not use any portion of the Property as Borrower's residence or business homestead and, therefore, no portion of the Property is exempt from forced sale under Applicable Bankruptcy Law or any other Applicable Law. Borrower will not use any Loan proceeds to purchase or carry "margin stock" within the meaning of Federal Reserve Regulation U (12 C.F.R. §§ 221 et seq., as amended).

(n)     Investment Company Act. No Borrower Party is (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(o)     No Financing Statement. There are no effective financing statements covering any of the Collateral, except for those financing statements filed in connection with the Loan.

(p)     Location of Collateral. All tangible Collateral is located on the Land.

(q)     Compliance with Applicable Law. Borrower and the Property comply with all Applicable Laws. Borrower has not received notice that it or the Property is violating Applicable Law. Borrower has obtained all requisite approvals, permits and other authorizations from all Governmental Authorities with jurisdiction over the Property, Borrower and Borrower's businesses.

(r)     Brokerage Commissions. Any brokerage commission due in connection with any Lease has been paid in full.

(s)     Leases.

(i)     Borrower is the sole owner of the entire lessor's interest in the Leases and has good title to, and the full right to assign, the Leases and Rent and no other Person has any right, title or interest in the Leases or the Rent. Borrower has not assigned the Leases or the Rent to any Person, other than Lender.

(ii)     Borrower has delivered to Lender a true and complete copy of each Lease and a rent roll.

(iii)     Each of the Leases is (A) in writing, (B) valid and subsisting, (C) in full force and effect, and (D) except as disclosed to Lender in writing, unmodified.

(iv)     After the Effective Date, Borrower has not collected Rent under any Lease more than one month in advance of its due date.

(v)     No Tenant has: (A) an option to purchase any of the Property; (B) a right to terminate its Lease without Lender's prior consent; or (C) any defense, counterclaim or set-off to payment of the Rent.

(vi)     There are no existing defaults under the Leases; and no event has occurred, which with the passage of time or the giving of notice (or both) would constitute a default under the Leases. Borrower has taken all steps necessary to continue each Lease in force and effect until at least 12 months after the Maturity Date. Borrower has not, without Lender's prior written consent, (A) waived any default under, (B) released any obligated Person under, or (C) agreed to terminate, any Lease.

(t)     Collateral. Borrower is the sole owner of, has good title to, and the right to assign, the Collateral. No Person (other than Borrower or Lender) has any right, title or interest in the Collateral. The Leases, Licenses and Contracts are (or will be when issued or entered into) in full force and effect and there are no defaults (or any events which with the passage of time or the giving of notice, would be a default) under the Leases, Licenses or Contracts. Borrower has not assigned, transferred, encumbered, created or permitted any lien upon or charge against the Collateral (except in favor of Lender). Borrower has not done anything which might prevent Lender from enjoying and exercising any of its rights and privileges under the Loan Documents. Borrower has delivered to Lender a complete list, and certified copies, of all Contracts and Licenses. Borrower has furnished to Lender the Plans and Specifications. The Plans and Specifications comply with all Applicable Laws. There are no pending, or (to Borrower's knowledge) threatened or contemplated, special or other assessments against the Property.

(u)     Condition of Property. The Property has all necessary utility services and legally sufficient parking required for Borrower's use of the Property. The Property has legal access to all streets, alleys and easements necessary to serve the Property, and all of the streets, alleys and easements use have been completed, dedicated and accepted by the appropriate Governmental Authority. The Property is in good condition and repair with no deferred maintenance. Borrower is not aware of any latent or patent defects in the Property.

(v)     Operating Account. Borrower maintains all operating accounts for the Property (including security deposit accounts) with Lender.

(w)     Environmental.

(i)     Compliance. Borrower (A) is in compliance with all applicable Environmental Laws, (B) has obtained all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted, (C) has not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Borrower or Guarantor has failed to comply with any Environmental Law, and (D) no circumstance exists that may prevent or interfere with Borrower's full compliance in the future with all applicable Environmental Laws.

(ii)     No Claim. There is no Environmental Claim pending or threatened against Borrower or the Property.

(iii)     No Violation. There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claims against Borrower or the Property.

(iv)     No Materials of Environmental Concern. There are no on-site or off-site locations in which Borrower has stored, disposed or arranged for the disposal of Materials of Environmental Concern. There are no underground storage tanks located on Property. There is no asbestos in the Improvements. No polychlorinated biphenyls (PCBs) are used or stored at the Property.

(x)     No Reliance. Borrower has made the decision to enter into the Purchase Agreement and the Hilti Lease based on its own investment decisions and due diligence investigation, and that in connection therewith has not in any manner relied on Lender and agrees that each of such actions is its free and voluntary act.

ARTICLE IV.
COVENANTS AND AGREEMENTS OF BORROWER

4.1.     Covenants and Agreements. Borrower covenants to Lender as follows:

(a)     Change of Name, Identity or Structure. Borrower shall not (i) change its name, identity (including trade name) or its entity structure or governance without notifying Lender of any change in writing at least 30 days prior to the effective date of the change or (ii) sell all or substantially all of its assets or merge or consolidate with any corporation, partnership, limited liability company or other legal entity.

(b)     Indemnity. Borrower's obligations under this Section 4.1(b) survive (1) payment in full of all Indebtedness, (2) maturity of the Loan and (3) termination of this Agreement and the other Loan Documents.

(i)     Borrower shall protect, defend, indemnify, reimburse and hold each Indemnified Party harmless for, from and against all Claims of every kind, known or unknown, foreseeable or unforeseeable, which may be imposed upon, asserted against or incurred or paid by an Indemnified Party at any time, arising out of or in any way connected with (A) the Loan, (B) the Property, (C) any Loan Document, (D) bodily injury, death, or property damage occurring in, upon or adjacent to the Property, through any cause whatsoever, (E) Indemnified Party's exercise of remedies under the Loan Documents, (F) any act performed or omitted to be performed by any Indemnified Party under any Loan Document, (G) any Borrower failure to perform its obligations under any Contract or License, (H) any Event of Default, (I) any Environmental Claim, or (J) any Borrower Party violation of Applicable Law, INCLUDING ANY claims ACTUALLY OR ALLEGEDLY ARISING FROM THE ORDINARY, CONTRIBUTORY, COMPARATIVE OR SOLE NEGLIGENCE, OR STRICT LIABILITY, OF ANY INDEMNIFIED PARTY, except to the extent a court of competent jurisdiction determines in a final, non-appealable judgment that the Claims actually arose from the Indemnified Party's gross negligence or intentional misconduct.

(ii)     If an Indemnified Party notifies Borrower of any Claims for which Borrower's indemnity in Subsection (i) above applies, Borrower shall, on behalf of the Indemnified Party, assume and conduct, with due diligence and in good faith, the investigation and defense of the Claims with counsel selected by the Indemnified Party. If both Borrower and an Indemnified Party are defendants to the Claims and the Indemnified Party has been advised in writing by counsel that there may be legal defenses available to it which are inconsistent with those available to Borrower, then the Indemnified Party may select separate counsel to participate in the investigation and defense of the Claims on its own behalf, and Borrower will pay or reimburse the Indemnified Party for all Attorneys' Fees incurred with respect to separate counsel.

(iii)     If an Indemnified Party notifies Borrower of any Claims for which Borrower's indemnity in Subsection (i) above applies and Borrower fails, within 15 days after being notified of the Claims, to take the actions required under Subsection (ii) above, then (A) notwithstanding to the contrary in any of the Loan Documents, an Event of Default will immediately occur, and (B) the Indemnified Party may contest (or settle) the Claims at Borrower's expense using counsel selected by the Indemnified Party.

(c)     Fees and Expenses. Borrower shall pay, immediately upon Lender's demand, all fees (including appraisal fees, filing and recording fees, inspection fees, survey fees, taxes, brokerage fees and commissions, abstract fees, title policy fees, lien or security interest search fees, escrow fees, and Attorneys' Fees) and all other costs Lender or Borrower incurs in connection with (A) the Loan and the Loan Documents, (B) any Event of Default, (C) Lender's (1) exercise of remedies under the Loan Document or (2) protection of the Property, or (D) any modification to the Loan Document.

(d)     Waivers.

(i)     Borrower, with respect to the Indebtedness, waives, to the extent permitted by the Governing Law: (A) PRESENTMENT FOR PAYMENT; (B) DEMAND; (C) NOTICE OF DEMAND, DISHONOR AND NONPAYMENT; (D) NOTICE OF INTENTION TO ACCELERATE; (E) NOTICE OF ACCELERATION; (F) NOTICE OF DISPOSITION OF COLLATERAL; (G) THE DEFENSE OF IMPAIRMENT OF COLLATERAL; (H) THE RIGHT TO A COMMERCIALLY REASONABLE SALE OF COLLATERAL; (I) PROTEST AND NOTICE OF PROTEST; and (J) DILIGENCE IN COLLECTING, AND BRINGING SUIT AGAINST ANY OTHER PERSON.

(ii)     Borrower further waives and releases, to the extent permitted by the Governing Law, the rights (A) of redemption, valuation, and appraisement of the Property or other Collateral, (B) to (1) marshaling of Borrower's assets (including the Property), (2) the sale in inverse order of alienation, (3) a homestead exemption concerning any of the Collateral, and (C) to any matter to defeat, reduce or affect the Lender's rights under the terms of the Loan Documents to sell the Collateral or collect the full Indebtedness.

(e)     Books and Records. Borrower shall keep accurate books and records in accordance with GAAP. Lender and its representatives may, at any time during reasonable business hours, inspect and copy all of Borrower's books and records (including all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction and operation of the Improvements).

(f)     Financial Statements and other Reports. Borrower shall deliver to Lender the below statements and reports on or before the below delivery deadline. Borrower shall also deliver to Lender any other information, reports or certificates as and when Lender requests.

Statement or Report	Frequency	Delivery Deadline
Borrower's audited annual financial statements	Annually	Within [90/120] days after each fiscal year ends
Borrower's financial statements	Quarterly	Within 30 days after each fiscal quarter ends
Guarantor's balance sheet	Annually	Within 90 days after each fiscal year ends

Guarantor's personal financial statement	Annually	Within 90 days after each fiscal year ends
Audited annual financial statements of Hilti	Annually	Within [90/120] days after each fiscal year of Hilti
Confirmation of payment of rent by Hilti and CAM payments under Hilti Lease	Annually	Within 90 days after each anniversary of the Effective Date
Copies of filed federal income tax returns of Guarantor	Annually	Within 30 days after filing

All statements and reports must be in scope and detail reasonably satisfactory to Lender. During any Event of Default Period, Lender may require that all statements and reports be prepared, audited and certified (at Borrower's cost and expense) by an independent certified public accountant, acceptable to Lender. Each rent roll must, with respect to each of the Leases, contain: (i) each Tenant's name and address; (ii) rental amount; (iii) square footage of the premises; (iv) security deposit; (v) commencement date; (vi) termination date; (vii) date through which rent is paid; and (viii) the occurrence of any default. Each Guarantor balance sheet must include a detailed global schedule of all real estate interests, directly or indirectly, owned. Borrower shall provide Lender with such additional financial, management, or other information regarding any Borrower Party or the Property, as Lender may request. Upon Lender's request, Borrower shall deliver all items required by this Subsection in an electronic format or by electronic transmission reasonably acceptable to Lender.

(g)     Compliance Certificate. Borrower shall deliver a Compliance Certificate to Lender on or before the Compliance Certificate Due Date.

(h)     Estoppel Certificate. Borrower shall:

(i)

within 10 Business Days after receiving Lender's request, deliver a certificate stating (or explaining why the statement is false) (A) that the Loan Documents are valid and binding obligations of Borrower, (B) that the Loan Documents are enforceable against Borrower in accordance with their terms, (C) the Principal Amount, (D) that the Loan Documents have not been released, subordinated or modified, (E) the date of the last Loan payment, and (F) that Borrower is entitled to no offsets or defenses against enforcement of the Loan Documents; and

(ii)	within 10 Business Days after receiving Lender's request, deliver a certificate from each requested Tenant, in form and substance acceptable to Lender, confirming the terms of the Tenant's Leases.

(i)     Further Assurances. Borrower shall, on Lender's request and at Borrower's cost promptly: (i) correct any defect concerning the Loan Documents, the Leases or the Collateral; (ii) execute, deliver and file any instrument, and do anything Lender determines to be necessary or desirable to carry out the purposes of the Loan Documents; (iii) take all necessary action to promptly protect the liens or the security interests under the Loan Documents against any Person other than Lender; (iv) take all actions necessary or desirable in Lender's determination to comply with the requirements or requests of any Governmental Authority; and (v) submit to Lender such additional information concerning the Collateral or the Contractors as Lender may reasonably request.

(j)     Location and Use of Collateral. All tangible Collateral will be used in the business of Borrower and shall remain in Borrower's control at all times at Borrower's risk of loss.

(k)     Insurance Requirements.

(i)     Casualty; Business Interruption. Borrower must, at all times, keep the Collateral insured, to the extent available, against damage or loss from all hazards for the full insurable replacement cost of the Collateral (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism and other specified action or inaction). Borrower must, at all times, also keep boiler and machinery insurance, domestic and foreign terrorism coverage and such other insurance for the Collateral as Lender reasonably requires. Borrower must keep the Collateral insured against loss by flood if the Property is, now or in the future, located in an area in which flood insurance is available under Applicable Law. Borrower shall maintain business interruption insurance, including use and occupancy, rental income loss and extra expense, for all periods covered by Borrower's property insurance for a limit equal to twelve (12) calendar months' exposure, all without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action or inaction.

(ii)     Liability and Other Insurance. Borrower shall maintain: (A) commercial general liability insurance with respect to the Property providing for limits of liability in the amount approved by Lender for both injury to or death of a person and for property damage per occurrence; (B) umbrella liability coverage in the amount and to the extent required by Lender; and (C) other liability insurance Lender reasonably requires from time to time. In addition, Borrower shall maintain (1) worker's compensation insurance and employer's liability insurance covering employees at the Property employed by Borrower (in the amounts required by Applicable Laws), and (2) business interruption insurance.

(iii)     Form of Policies. All insurance policies must be fully paid and non-assessable when issued. All insurance policies must contain the provisions, endorsements, and expiration dates that Lender reasonably requires. All insurance policies must (A) be issued by insurance companies (1) authorized to do business in the State, and (2) approved by Lender, (B) if available, include a standard mortgagee clause, without contribution, in the name of Lender, (C) name Lender as an additional insured or loss payee, (D) not be cancellable, amendable or alterable without 30 days' prior written notice to Lender, and (E) include a waiver of subrogation for all liability and workers compensation coverage issued in favor of Lender.

(iv)     General. Borrower shall not carry separate or additional insurance concurrent in form or contributing to any loss for which coverage is required under this Subsection (k) unless approved by Lender in all respects. If Lender (or a third-party purchaser at or after a foreclosure) acquires title to the Collateral, then all of Borrower's interest in all insurance policies then in force concerning the Collateral will immediately vest in Lender (or the purchaser of the Collateral). Lender's approval of any insurance policy or insurer is not a representation or warranty of (A) the insurer's solvency or (B) the sufficiency of any insurance policy. Borrower shall comply with all insurance policy requirements and restrictions. Borrower will also provide all additional insurance which Lender reasonably requires and approves. If Lender requires, Borrower shall assign to Lender (on forms acceptable to Lender in its discretion) all insurance policies required under the Loan Documents. Any insurance proceeds Lender receives, because of (X) an assignment required under the Loan Documents or (Y) Lender being named loss payee, are Collateral and are not trust funds. If Borrower fails to obtain any insurance policy the Loan Documents require or Lender requires from time to time, then Lender may (without prior notice to Borrower) obtain the required insurance. The cost of any insurance Lender obtains for the account of Borrower will be Additional Costs.

(l)     Escrow. As additional security for the Indebtedness and Borrower's obligations under the Loan Documents, Borrower shall, upon Lender's written request, and until the Maturity Date, establish and maintain the Tax and Insurance Escrow Account. Upon such request, Borrower will deposit into the Tax and Insurance Escrow Account a sum equal to all Real Estate Taxes and Insurance Premiums for the then current year, as Lender estimates. Thereafter, on each Interest Payment Date, Borrower shall pay to Lender, which Lender will deposit into the Tax and Insurance Escrow Account, sufficient funds (as Lender estimates) to permit Lender to pay, at least 30 days prior to the due date, the next installments for Real Estate Taxes and Insurance Premiums. Borrower shall ensure that Lender receives, at least 30 days prior to the due date, all invoices for Real Estate Taxes and Insurance Premiums. So long as no Event of Default has occurred and Lender has received all invoices for Real Estate Taxes and Insurance Premiums, Lender shall pay all invoices for Real Estate Taxes and Insurance

Premiums. Any excess amounts in the Tax and Insurance Escrow Account may, at Lender's option and subject to Applicable Law, be retained in the account for future use, applied to the Indebtedness or refunded to Borrower. Borrower shall immediately remit to Lender funds (as Lender determines and demands) sufficient to satisfy any deficiency in the Tax and Insurance Escrow Account. The Tax and Insurance Escrow Account is not, unless otherwise explicitly required by Applicable Law, an escrow or trust fund. The Tax and Insurance Escrow Account will not bear interest. The Tax and Insurance Escrow Account may be commingled with the general funds of Lender. During an Event of Default Period, Lender may apply the Tax and Insurance Escrow Account funds to the Indebtedness as Lender determines.

(m)     Operation of Property. Borrower shall operate the Property in accordance with all Applicable Laws and in the same manner as is customary and usual in the operation of comparable properties in the same metropolitan area as the Property. Borrower shall not use or allow the use of the Property in any manner which constitutes a public or private nuisance. Without obtaining Lender's prior written consent, Borrower shall: (i) use all commercially reasonable efforts to oppose any zoning reclassification of the Property, (ii) not seek, or acquiesce to, any zoning reclassification or variance for the Property; (iii) not impose any restrictive covenants or encumbrances upon the Property; (iv) not execute or file any subdivision plat affecting the Property; (v) not consent to any municipality's annexation of the Property; (vi) not permit the Property to be operated as a cooperative or condominium; (vii) not permit any drilling or exploration for, or extraction, removal or production of, minerals from the surface or subsurface of the Property; (viii) not permit any action or inaction which may reasonably be expected to diminish the value of the Property; (ix) not engage another Person to operate or manage the Property; or (x) not permit the Property to be included in any special taxing district.

(n)     Repair and Maintenance. Borrower shall keep the Property in good order, repair, condition and appearance. Borrower shall promptly make all necessary repairs and replacements, to the Property. Borrower shall insure that the Property is not deteriorated, misused, abused or wasted. All replacements to the Property must be equal or better than the replaced Property was when it was new. Borrower may not, without Lender's prior written consent: (i) erect any new buildings, structures or other improvements on the Property; (ii) except for the foregoing repairs, remove any Property from the Land; or (iii) make any structural alteration or any other alteration to the Property involving an estimated expenditure of $50,000 or more. Lender (or its designee) may, at Borrower's expense, inspect or examine the Property during normal business hours and without unnecessarily interrupting the Tenants or the operations of the Property. Except during any Event of Default Period, Lender (or its designee) shall give Borrower at least 24 hours advance notice (by any means and not subject to the terms of Section 6.18 below). Borrower shall assist Lender (and its designees) in completing any inspection. Borrower (or its designee) may accompany Lender (and its designee) during any inspection of the Property. If Lender's inspection reveals that repairs to the Property are necessary, then Borrower shall complete all repairs or other work to Lender's reasonable satisfaction within 60 days after Lender delivers written notice of the necessary repairs to Borrower.

(o)     Appraisal. At Borrower's expense, Lender may obtain from time to time an Appraisal. The cost for any Appraisal are Additional Costs. Borrower shall cooperate (including providing access to the Collateral) with anyone preparing an Appraisal.

(p)     Casualty and Condemnation.

(i)     Borrower's Obligation. If any Damage or a Taking occurs, then Borrower shall promptly (A) notify Lender of the Damage and take all necessary steps to preserve the Collateral, (B) at Borrower's expense (1) diligently prosecute any Taking proceedings, (2) consult and cooperate with Lender in handling the Taking proceedings, and (C) subject to Sections 4.1(p)(ii) – (iv) below and regardless of whether the Net Proceeds are, or Award is, sufficient, commence and diligently (but, unless Lender approves otherwise in writing, no later than 90 days after the Damage occurs) complete the Restoration. Borrower shall comply with Lender's reasonable requirements to preserve the Collateral. Borrower may not settle any Taking proceedings without Lender's prior written consent. Lender may (but is not obligated

to) participate in all Taking proceedings. Borrower shall sign and deliver all instruments Lender requests in connection with Lender's participation in any Taking proceeding. All of Lender's reasonable costs in any Taking proceeding are Additional Costs.

(ii)     Lender's Rights. Borrower will remain liable for the Indebtedness outstanding after Lender applies any Net Proceeds or Award. Lender will not pay interest on any Net Proceeds or Award Lender holds. If Borrower receives any insurance proceeds for the Damage or an Award, then Borrower shall promptly deliver all of the proceeds or Award to Lender, without deduction. Notwithstanding anything in the Loan Documents, at law or in equity to the contrary, the Net Proceeds and Award will not be trust funds and Lender may dispose of the Net Proceeds or Award as permitted in the Loan Documents. Borrower assumes all risk of loss from any Damage or Taking.

a.     If any Damage occurs which is, at least partially, covered by insurance, then: (A) if Borrower does not promptly make an insurance claim for the Damage, then Lender may, but is not obligated to, make the insurance claim; (B) if Lender makes an insurance claim, then Borrower authorizes and empowers Lender to settle, adjust, or compromise the claim; (C) Borrower authorizes and directs the insurer to make any Damage payment directly to Lender; and (D) unless otherwise expressly set forth in Subsection (iii) below, Lender may apply the Net Proceeds to the Indebtedness in any order it determines.

b.     Borrower assigns all Awards to Lender. All Awards must be paid to Lender. Lender may (A) collect, receive, and give receipt for, any Award, (B) accept any Award in any amount without question, and (C) appeal any judgment, decree, or Award. Borrower shall sign and deliver all instruments Lender requests to evidence Borrower's assignments and authorizations in this Subsection.

(iii)     Application of Net Proceeds or Award. Except during an Event of Default Period, Lender shall make the Net Proceeds or the Award available to Borrower for Restoration if: (A) prior to beginning the Restoration, in Lender's determination, the Restoration is practical and will be completed (1) within a reasonable time and (2) at least 90 days prior to the Stated Maturity Date; (B) prior to beginning the Restoration, in Lender's determination, Borrower has sufficient business interruption insurance; (C) prior to beginning the Restoration, Borrower enters into Contracts acceptable to Lender for Restoration; (D) prior to beginning the Restoration, if applicable, all Tenants have waived any termination rights arising from the Damage or Taking; (E) prior to the beginning and until completion of the Restoration, Borrower has deposited and continuously maintains all Additional Funds with Lender; and (F) prior to the beginning and until completion of the Restoration, in Lender's determination, once the Restoration is complete, the Debt Coverage Ratio will exceed 1.25:1.00. Lender may (as Lender determines in its sole discretion) apply against the Indebtedness any Net Proceeds or Award in excess of the Restoration costs.

(iv)     Disbursement of Net Proceeds or Award. If Net Proceeds or an Award are available for Restoration, then Lender shall, in its sole discretion, establish a disbursement procedure (including lien releases and title insurance) and periodically make the Award or Net Proceeds (and the Additional Funds, if any) available to Borrower (in installments).

(v)     Effect on Indebtedness. Prior to, during and after any Damage or Taking, Borrower must continue to pay the Indebtedness and perform its obligations under the Loan Documents. Lender's receipt of Net Proceeds, Rent Loss Proceeds, Additional Funds or an Award does not reduce the Indebtedness until Lender actually applies Net Proceeds, Rent Loss Proceeds, Additional Funds or the Award to the Indebtedness.

(q)     Title Insurance. On or before the Effective Date, Borrower shall furnish to Lender, at Borrower's expense, the Loan Title Policy. If the Loan Title Policy becomes invalid, or the insurer becomes insolvent or is placed in receivership, then Borrower shall, within 30 days after Lender's demand, furnish to Lender, at Borrower's expense, a substitute Loan Title Policy.

(r)     Collateral. Until the Maturity Date, Borrower:

(i)     shall faithfully perform each of its affirmative and negative obligations under the Additional Collateral and the Leases;

(ii)     shall promptly enforce against all Persons (other than Lender) the terms of the Additional Collateral and the Leases;

(iii)    may not, without Lender's prior written approval, (A) waive, modify or amend any terms of the Additional Collateral or the Leases, (B) release or discharge any Person from its obligations under any of the Additional Collateral or the Leases, or (C) terminate any of the Licenses, Contracts or Leases;

(iv)    may not enter into any new Contracts without Lender's prior written approval;

(v)     subject to the terms of the Security Instrument, may not enter into any new Leases without Lender's prior written approval;

(vi)   shall, unless Lender otherwise agrees in writing, assign to Lender any letter of credit securing any Tenant Lease obligations; and

(vii)     shall give Lender prompt notice of any actual or alleged default under the Additional Collateral or the Leases along with a copy of any written notice Borrower receives concerning the actual or alleged default.

(s)     Litigation. Borrower will promptly furnish to the Lender written notice of any litigation in which any Borrower Party is involved and any litigation affecting the Property or relating to the Improvements, all only to the extent that such litigation would materially adversely affect any Borrower Party's ability to perform under the Loan Documents to which such Borrower Party is a party or materially adversely impair the ability of Borrower to carry on its business substantially as now conducted or contemplated.

(t)     Indebtedness. Borrower shall not incur any indebtedness (including any contingent indebtedness) other than with Lender in excess of $500,000 in the aggregate.

(u)     Limitation on Dividends. Borrower shall not declare, make or pay any dividend or distribution, or set apart any sum or any of its assets for the payment of any dividend of distribution, if a Default or Event of Default exists, or such action would be reasonably expected to result in a Default or Event of Default (including pro forma compliance with the Debt Coverage Ratio and the Debt-to-Worth Ratio).

(v)     Hilti Lease. Borrower shall not modify the Hilti Lease, terminate the Hilti Lease or waive any default by Hilti under the Hilti Lease without the prior written consent of Lender.

ARTICLE V.
DEFAULTS AND REMEDIES

5.1.     Event of Default. The term "Event of Default" means that:

(a)     Monetary Obligations. Borrower fails to pay: (i) prior to the Maturity Date, any Indebtedness within 5 days after it is due and payable; or (ii) all of the Indebtedness on the Maturity Date; or

(b)     Representations. Any Borrower Party representation to Lender in the Loan Documents is false or misleading in any material respect; or

(c)     Bankruptcy Event. A Bankruptcy Event occurs; or

(d)     Third Party Matters. Any Borrower Party (i) is in default under any agreement (other than the Loan Documents), (ii) fails to pay any final money judgment, (iii) becomes party to any proceeding, or (iv) fails to comply with any Applicable Laws, which may (in Lender's determination) materially and adversely impair (A) the Borrower Party's ability to perform its obligations under the

Loan Documents, or (B) the value of, or Lender's rights in, the Collateral; or

(e)     Transfers; Liens; Debt. Without Lender's prior written consent (which Lender may withhold for any reason or condition upon any event or consideration, as Lender determines in its sole discretion), Borrower:

(i)     sells, leases (except as expressly permitted in the Loan Documents), exchanges, assigns, transfers, conveys or otherwise disposes of any part of, or any interest in, the Property, or legal or equitable title to any part of, or any interest in, the Property is vested in any Person other than Borrower or Lender, by operation of law or otherwise, whether voluntary or involuntary; or

(ii)     creates or permits any (voluntary or involuntary) lien, whether statutory, constitutional or contractual (except for any lien for Real Estate Taxes on the Collateral which are not delinquent), security interest or other encumbrance, conditional sale or other title retention document, against or covering any portion of the Collateral; or

(f)     Death; Dissolution; Change in Ownership or Control. Any Borrower Party dies or becomes legally incapacitated, dissolves, liquidates, merges or consolidates; or any interest in any Borrower Party is, voluntarily or involuntarily, assigned, encumbered, or otherwise transferred; or, any time after the Effective Date, the Person Controlling or owning Borrower changes; or

(g)     Financial Reporting. Lender does not receive any item on the date it is due under Section 4.1(f); or

(h)     DCR Test Default. A DCR Test Default occurs; or

(i)     DTW Test Default. A DTW Test Default occurs; or

(j)     Hilti Lease. Hilti is 30 or more days past due on rent or any other payment to Borrower, as landlord, under the Hilti Lease; or

(k)     Loan to Value Default. A Loan to Value Default occurs; or

(l)     Non-Monetary Obligations. Any Borrower Party fails, on or before the expiration of the Grace Period, to timely perform any of its obligations in any Loan Document, other than those failures specifically governed by any other (i) Subsection of this Section 5.1, or (ii) Section of this Agreement or the Loan Documents.

5.2.     Remedies.

(a)     Pre-Event of Default. Lender may file, appear in, or defend any Loan Matter. Lender may employ counsel (including in-house counsel) and incur any expenses, including Attorneys' Fees, in connection with any Loan Matter. If Lender incurs any expense in connection with any Loan Matter, then the expenditure will bear interest at the Default Rate from the date incurred until the date on which Borrower fully repays the expenditure along with all accrued interest. The expenditure and all accrued interest are Indebtedness. Borrower shall immediately pay to Lender all amounts due under this Subsection upon Lender's demand.

(b)     Post-Event of Default. Subject to any limitations under the Governing Law and the applicable Laws of the State, during any Event of Default Period:

(i)     Lender may declare all Indebtedness in its entirety to be immediately due and payable or exercise any right at law or in equity, or any remedy expressly provided in any of the Loan Documents, including foreclosing any liens or security interests;

(ii)     Lender may: (1) enforce all Additional Collateral terms and exercise all rights under the Additional Collateral; (2) enter into, terminate, renew or modify Contracts or Licenses, and make concessions to Governmental Authorities; and (3) exercise all proprietary rights in, and fully utilize, the Plans and Specifications.

(iii)     Contractors and Governmental Authorities may: (1) continue work under the Additional Collateral under the sole direction of Lender; and (2) permit Lender to retain and use the Additional Collateral for any purpose Lender deems appropriate. In furtherance of the foregoing, any Person may rely on an affidavit from any officer, agent or attorney of Lender confirming that an Event of Default Period exists.

By exercising any rights under the Loan Documents, Lender does not (unless Lender expressly agrees in writing) become (i) a party to any of the Additional Collateral, or (ii) liable to any Person, EVEN IF THE LIABILITY ACTUALLY OR ALLEGEDLY AROSE FROM THE ORDINARY, CONTRIBUTORY, COMPARATIVE OR SOLE NEGLIGENCE, OR STRICT LIABILITY OF LENDER. Lender will only be liable for liabilities if a court of competent jurisdiction determines in a final, non-appealable judgment that the liability arose from Lender's gross negligence or intentional misconduct.

Lender's rights under this Section are in addition to any other rights and remedies Lender may have under the Loan Documents, at law, in equity or otherwise. Lender may (but will not be obligated to) also:

(i)     at Borrower's sole cost and expense, take whatever action Lender deems necessary or appropriate, including the use of legal proceedings, to (A) cause Borrower to vacate the Property, and (B) take possession of the Property;

(ii)     at Borrower's sole cost and expense, employ security watchmen to protect the Property; or

(iii)     at Borrower's sole cost and expense, perform or cause to be performed any covenant or agreement of Borrower under any of the Loan Documents.

(c)     Costs. All sums Lender incurs in connection with exercising its rights under the Loan Documents will be (1) additional Indebtedness and will bear interest from the date on which Lender incurs the sum until the date on which the sum is repaid in full at the Default Rate, and (2) secured by the Loan Documents. In addition to Lender's rights under the Loan Documents, Lender will be automatically subrogated to all rights of any Person receiving any sum from Lender.

ARTICLE VI.
GENERAL CONDITIONS

6.1.     Waiver. Lender may, without impairing its rights under the Loan Documents (a) waive or not enforce any term of the Loan Documents (b) release any part of the Collateral from the lien or security interest of the Loan Documents or (c) release any Person, directly or indirectly, liable for the Indebtedness or any covenant in the Loan Documents, without releasing the liability of any other Person.

6.2.     Lender's Action or Inaction. The liens, security interests or other rights of Lender in any Loan Document will not be impaired by any indulgence, moratorium or release that Lender may grant, including (a) any renewal, extension, increase or modification which Lender may grant with respect to any Indebtedness, (b) any surrender, compromise, release, renewal, extension, exchange or substitution which Lender may grant in respect of the Property, or any part thereof or any interest therein, or (c) any release or indulgence granted to any endorser, guarantor or surety of any Indebtedness. If Lender takes additional security, then Lender will not be deemed to have released or impaired Lender's liens, assignments, security interests or other rights in and to the Property or under the Loan Documents and Borrower's, Guarantor's and any other endorser's, guarantor's or other surety's liability will not be affected, and the rights of any permitted junior lienholder will not be improved, thereby. Lender may resort to any Collateral (or to any other security now existing or hereafter given to secure payment of the Indebtedness) in such order as Lender deems best (in its sole discretion) without waiving any of the rights, benefits, liens or security interests evidenced by the Security Instrument.

6.3.     Lender's Rights. Lender may waive any Event of Default without waiving any other prior or subsequent Event of Default. Lender may remedy any Event of Default without waiving the Event of Default remedied. Lender's failure to exercise (in any period of time) any right, power or remedy after any Event of Default will not be a waiver of (i) any Event of Default or (ii) Lender's right to exercise any power or remedy at a later date. Lender's single or partial exercise of any right, power or remedy under the Loan Documents will not exhaust the same or preclude any other or further exercise thereof, and every such right, power or remedy under any of the Loan Documents may be exercised at any time and from time to time. (x) The Loan Documents will not be modified, (y) no waiver under the Loan Documents will be granted, and (z) Lender will not have consented to Borrower's departure from any term of the Loan Documents, unless Lender has executed such a written (a) modification, (b) waiver, or (c) consent, and any such modification, waiver or consent is effective only in the specific instance and purpose for which it was given and to the extent specified in writing. Borrower will not be entitled to any additional notice or demand under the Loan Documents, unless specified therein, regardless of whether Lender has given Borrower any notice or made any demand on Borrower which was not expressly required under the terms of the Loan Documents. Lender may accept, on account only, any payment in an amount less than the amount then due on the Indebtedness without in any way affecting the existence of an Event of Default.

6.4.     Third Party Rights. No Person, other than Lender, the Indemnified Parties and Borrower is a beneficiary of the Loan Documents. Lender makes no representations and assumes no duties or obligations to any Person concerning the Improvements.

6.5.     Satisfaction of Condition; Time. Lender may freely establish to its satisfaction (in its absolute discretion) the existence (or nonexistence) of any fact actually or implicitly required to satisfy any condition of this Agreement. Time is of the essence for the Loan Documents.

6.6.     Assignment; Loan Participations.

(a)     Notwithstanding anything to the contrary in the Loan Documents, Borrower may not assign its rights under any of the Loan Documents without the prior written consent of Lender. Any Borrower assignment without Lender's written consent will (i) be an immediate Event of Default, (ii) relieve Lender from all further obligations under the Loan Documents, and (iii) at Lender's option, be null and void.

(b)     Lender may assign, sell or offer to assign or sell interests in the Loan or any portion of the Loan Documents and disseminate to any purchaser, assignee or prospective purchaser or assignee any information Lender has pertaining to the Loan, including credit information on Borrower Parties and any of their respective principals. If Lender makes any assignment or sells any interest in the Loan, then Borrower shall make all modifications, at Lender's or its purchaser's or assignee's expense, to this Agreement as will facilitate Lender's sale or assignment, provided that no modification will materially add to Borrower's obligations under the Loan Documents.

6.7.     Heirs, Successors and Assigns. The Loan Documents (i) are binding upon Borrower, and its heirs, devisees, representatives, successors and permitted assigns, including all of Borrower's successors-in-interest in and to all or any part of the Property, (ii) inure to the benefit of Lender and the Indemnified Parties, and their respective successors, substitutes and assigns, and (iii) will constitute covenants running with the Land. All references in this Agreement to Borrower, Lender or Indemnified Parties will include all of their respective heirs, devisees, representatives, successors, substitutes and permitted assigns.

6.8.     Exercise of Rights and Remedies. Lender may exercise each right and remedy under the Loan Documents, at law or in equity at any time and from time to time. All of Lender's rights and remedies under the Loan Documents, at law or in equity are separate, distinct and cumulative. Lender's exercise of any right or remedy under the Loan Documents, at law or in equity will not preclude Lender from later exercising the same right or remedy, or from exercising any other right or remedy under the Loan Documents, at law or in equity.

6.9.     Headings. The headings of the sections and subsections of this Agreement are for convenience of reference only and will not affect the scope or meaning of the sections of this Agreement.

6.10.     Inconsistency. If there are any inconsistencies between this Agreement and the other Loan Documents, then this Agreement will control all inconsistencies, except those inconsistencies necessary to create or preserve a valid lien upon or security interest in the Collateral. The Security Instrument will control all inconsistencies among the Loan Documents concerning the creation, preservation, perfection and foreclosure of all liens upon or security interests in the Collateral.

6.11.     Applicable Law. The Loan Documents and the rights and obligations of Borrower and Lender are in all respects governed by, and construed and enforced in accordance with the Governing Law (without giving effect to its principles of conflicts of law), except for those terms of the Security Instrument pertaining to the creation, perfections, validity, priority or foreclosure of the liens or security interests on the Property located within the State, which terms will be governed by, and construed and enforced in accordance with the laws of the State (without giving effect to its principles of conflicts of law).

6.12.     Forum; Service. BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN TULSA, OKLAHOMA, OVER ANY PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS. BORROWER AGREES THAT, IN ADDITION TO ANY METHOD OF SERVICE UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING RELATING TO THE LOAN DOCUMENTS AND FILED IN ANY STATE OR FEDERAL COURT SITTING IN TULSA, OKLAHOMA, MAY BE SENT AND GIVEN AS SET FORTH IN SECTION 6.18.

6.13.     Usury. Lender and Borrower intend that the Loan Documents strictly comply with applicable usury law. Therefore, Lender and Borrower agree that: (i) none of the terms of the Loan Documents create a contract to pay for the use, forbearance or detention of money, or interest at a rate in excess of the Maximum Rate; (ii) no Borrower Party will ever be obligated or required to pay interest on the Indebtedness or any other sums due under the Loan Documents at a rate in excess of the Maximum Rate; and (iii) this Section controls over all other provisions of the Loan Documents which may be in conflict with this Section. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges on any portion of the Indebtedness. If at any time the interest received for the Indebtedness exceeds the Maximum Rate, then Lender will, at its option, either refund to Borrower the amount of the excess or credit the amount of the excess against the Principal Amount. Borrower agrees that the Loan is not usurious and agrees that if, at any time, Borrower believes that the Loan is usurious, it shall give Lender (a) notice of the condition and (b) 60 days in which to make an appropriate refund or other adjustment, if necessary, to correct the condition.

6.14.     Severability. If any term of the Loan Documents is unenforceable or invalid, then those terms will either be (i) removed from the Loan Documents, or (ii) if possible (and acceptable to Lender), reformed by the court finding the term unenforceable or invalid to be a valid and enforceable term which is as similar as legally possible to the invalid or unenforceable term. All remaining portions of the Loan Documents will remain enforceable and valid.

6.15.     Counterparts. The Loan Documents may be executed in any number of counterparts with the same effect as if all signers executed the same instrument. All counterparts of each Loan Document must be construed together and will constitute one instrument.

6.16.     Joint Liability. If more than one Person is included in the definition of "Borrower", then each Person included in the definition of "Borrower" will be jointly and severally liable for Borrower's obligations under this Agreement.

6.17.     Modification or Termination. The Loan Documents may only be amended, modified or terminated by a written instrument executed by Lender and each Borrower Party (who is a party to the Loan Document being amended, modified or terminated). Notwithstanding the foregoing, Borrower agrees that it will be bound by any written amendment or modification of the Loan Documents between Lender and any subsequent owner of the Collateral, with or without notice to Borrower, and Borrower's obligations under the Loan Documents will not be impaired because of any such amendment or modification. This Section does not permit Borrower to transfer any of the Collateral.

6.18.     Notice. Except for notices which are required to be given differently by Applicable Law, any notice or communication required or permitted under the Loan Documents must be made in writing and sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, addressed as follows:

To Lender:	MidFirst Bank 2201 S. Utica Place Tulsa, OK 74114 Attn: Marc Short, Senior Vice President

With a copy to:	MidFirst Bank Legal Department 501 NW Grand Blvd. Oklahoma City, OK 73118

To Borrower:	10302 E. 55th Place Tulsa, OK 74146 Attn: Randall W. White, Chairman, President and CEO

or to such other address(es) as Lender or Borrower may designate in writing and deliver in accordance with this Section. Any change of address will be effective on the 5th Business Day after notice is given pursuant to the terms of this Section. Any notice or communication sent in accordance with this Section will be deemed to be given (i) at the time of personal delivery, or (ii) if sent by delivery service or mail, as of the date of the first attempted delivery at the address and in the manner provided in this Section. Borrower consents to Lender recording any telephone communications between Lender and Borrower.

6.19.     Signatures. The Loan Documents may be executed by Facsimile Signature and delivered by electronic means, including a PDF (or other format) attachment to an email or fax. Subject to Applicable Law, any Loan Documents executed by Facsimile Signature will have the same force and effect as a Loan Document containing an original signature and will be binding on all parties to the Loan Documents. Lender may require that any Loan Document with a Facsimile Signature be confirmed by an original signature. However, Lender's failure to request or Borrower's failure to deliver any original signature confirmation will not limit the effectiveness of any Loan Document executed by Facsimile Signature. In this Section, "original signature" means a manually signed document by a natural person, as opposed to an electronic signature, and "Facsimile Signature" means the signature of a natural person produced by mechanical means, printer or stamp.

6.20.     No Partnership. Borrower and Lender are not partners or joint venturers with respect to the Property. Nothing in the Loan Documents is intended to create any partnership, joint venture or association between Borrower and Lender.

6.21.     Waiver of Jury Trial. BORROWER AND LENDER WAIVE ANY RIGHT TO A JURY TRIAL CONCERNING ANY DISPUTE ARISING FROM OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS. BORROWER AND LENDER HAVE BOTH BEEN ADVISED BY COMPETENT COUNSEL IN CONNECTION WITH THIS WAIVER.

6.22.     Consent of Lender; Approvals. Except as otherwise expressly provided in the Loan Documents, if Lender's approval, consent or judgment is required under any Loan Document, then Lender may, in its sole discretion, exercise its judgment in granting or denying its approval or consent regardless of the reasonableness of the request or Lender's judgment.

6.23.     Imaging. Lender may image and destroy the executed, original Loan Documents. Borrower waives any right it has, or may have in the future, to claim that the imaged copies of the Loan Documents are not originals or the best evidence of the Loan Documents.

6.24.     Entire Agreement. The Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Loan. The Loan Documents supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the Loan.

6.25.     Damage Waiver. Borrower (and any other Borrower Party, who now or hereafter executes a Loan Document) and Lender agree that neither party will be liable to the other party or any other Person for any punitive, exemplary, consequential or other special damages which may actually or allegedly arise from the

Loan, the Loan Documents or the Collateral, INCLUDING ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ACTUALLY OR ALLEGEDLY ARISING FROM THE ORDINARY, CONTRIBUTORY, COMPARATIVE OR SOLE NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY, OF ANY BORROWER PARTY OR LENDER. The foregoing waiver does not limit or otherwise impair the terms of Section 2.1(b) or Section 4.1(b) above.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

Borrower and Lender have executed this Agreement to be effective on the Effective Date.

EDUCATIONAL DEVELOPMENT CORPORATION,

a Delaware corporation

By:

Name: Randall W. White

Title:   Chairman, President and CEO

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MIDFIRST BANK, a federally chartered savings association

By:

Name: Marc Short

Title:   Senior Vice President

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EXHIBIT A

Definition of Terms

"Additional Collateral" means, collectively, any (a) Licenses, (b) Contracts, (c) Plans and Specifications, (d) Net Proceeds, (e) Rent Loss Proceeds, and (f) Additional Funds.

"Additional Costs" means (1) all costs, losses and expenses Lender (in its reasonable determination) incurs (at any time) from (i) making or maintaining the Loan, (ii) protecting the Collateral, or (iii) enforcing its remedies under the Loan Documents during an Event of Default Period, and (2) any reduction in any amount (including lost profits) to which Lender is entitled under the Loan Documents. Additional Costs includes costs which (a) subject Lender to any tax, duty or other charge with respect to the Loan, or changes the basis of taxation of any amounts payable to Lender under the Loan (other than taxes imposed on the overall net income of Lender or of its applicable lending office by the jurisdiction in which Lender's principal office or such applicable lending office is located) or (b) impose or modify any reserve, special deposit or similar requirements relating to Lender. For purposes of this definition, the term "Lender," at Lender's option, includes Lender's present and future participants in the Loan.

"Additional Funds" means the difference, in Lender's determination from time to time, between (i) the cost to complete the Restoration and (ii) the Net Proceeds or Award, as the case may be.

"Agreement" means this Loan Agreement as, from time to time, amended, modified or restated.

"Amortized Installment Amount" means an amount which would fully amortize the stated principal amount of Tranche B of the Loan, together with interest thereon at the initial interest rate determined in accordance with Section 2.1(a)(i), over an assumed 20-year amortization period commencing as of the Effective Date. Beginning December 1, 2016, and on each December 1 thereafter, the required monthly installment amount shall be re-determined, effective with the installment payment due on the following January 1, with the re-determined installment amount being an amount which would fully amortize the then-unpaid principal balance of Tranche B of the Loan, together with interest thereon at the fluctuating interest rate determined in accordance with Section 2.1(a)(i) as of such re-determination date, over the remainder of such assumed 20-year amortization period.

"Applicable Bankruptcy Law" means Title 11 of the United States Code, any regulation or rule promulgated thereunder or any other present or future insolvency, bankruptcy or similar law, including laws concerning assignments for the benefit of creditors, appointment of a receiver, trustee, custodian or liquidator, under the laws of the United States or the State of Oklahoma.

"Applicable Law" means all Laws, covenants, conditions and restrictions (including private restrictive covenants) and other requirements relating to or affecting Borrower, Guarantor, Lender or the Property.

"Appraisal" means collectively (a) an MAI appraisal of the Property ordered by Lender, dated within 90 days of its use, and prepared by a licensed appraiser satisfactory to Lender, (b) any appraisal of the Property acceptable to Lender in its sole discretion, (c) an environmental site assessment of the Property acceptable to Lender in its sole discretion, and (d) any condition report of the Property of the Property acceptable to Lender in its sole discretion.

"Attorneys' Fees" means all reasonable fees, costs and expenses of attorneys (including allocated costs of in-house counsel), other professional consultants and experts.

"Award" means all condemnation awards, judgments, decrees, or proceeds of any sale in lieu of condemnation.

"Bankruptcy Event" means any of the following events: (i) any Borrower Party files a petition for relief under Applicable Bankruptcy Law; (ii) any party (other than Lender) files an involuntary petition for relief under Applicable Bankruptcy Law against any Borrower Party and such petition is not dismissed within 60 days after being filed; (iii) a court of competent jurisdiction enters an order for relief under any Applicable Bankruptcy Law which is related in any way to a petition filed under (i) or (ii) above; (iv) any Borrower Party, at any time, requests or consents to any composition, rearrangement, extension, reorganization or other relief of any debtor;

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(v) any Borrower Party (A) is generally not paying its debts as they become due, (B) is insolvent, (C) fraudulently transfers any of its assets to the detriment of any of its creditors, (D) makes an assignment for the benefit of creditors, or (E) admits in writing that it is unable to pay its debts as they become due; or (vi) a receiver, trustee or custodian is appointed for, or takes possession of, all or substantially all of a Borrower Party's assets or any of the Property, either in a proceeding a Borrower Party brings, or any other Person (except for Lender) brings against a Borrower Party, and any such appointment is not discharged or such possession is not terminated within 60 days after commencing, or the Borrower Party consents to or acquiesces in such appointment or possession (unless such consent or acquiescence is in connection with any Lender initiated proceeding). A Bankruptcy Event may exist even if an Event of Default cannot be declared because of Applicable Bankruptcy Law.

"Borrower" means Educational Development Corporation, a Delaware corporation, and its successors and permitted assigns.

"Borrower Party" means, collectively, Borrower, Guarantor, any general partner or managing member of Borrower or Guarantor, and any general partner or managing member in any partnership or limited liability company that is a general partner or managing member of Borrower or Guarantor.

"Business Day" means each day of the week which is not a Saturday, Sunday or a holiday recognized and observed by the Board of Governors of the Federal Reserve System.

"Claims" means any claim (including any Environmental Claim or any other claims arising under Environmental Laws), demands, liabilities, losses, damages, causes of action, judgments, penalties, fines, costs and expenses (including Attorneys' Fees, and of the investigation and defense of any claim, whether or not such claim is ultimately defeated, and the settlement of any claim or judgment including all value paid or given in settlement).

"Collateral" means the Property and all of Borrower's other assets which are ever situated on, derived from or used in connection with the Property, whether now owned or hereafter acquired, including the Leases and all proceeds from such assets of Borrower.

"Compliance Certificate" means a certificate in the form set forth in Exhibit C of this Agreement and executed by the Controller (or equivalent position) on behalf of Borrower in favor of Lender.

"Compliance Certificate Delivery Date" means each date on which (1) Borrower delivers a Compliance Certificate to Lender, and (2) if Borrower fails to deliver a Compliance Certificate to Lender, then the Compliance Certificate Due Date.

"Compliance Certificate Due Date" means the [30th / 45th] calendar day following the end of each fiscal quarter. If the Compliance Certificate Due Date is on a day which is not a Business Day, then the Compliance Certificate Due Date will be the next Business Day.

"Contract Rate" means a per annum rate of interest equal to the lesser of (i) [__].0%, and (ii) the Maximum Rate.

"Contractors" means, collectively, all parties with whom or to whom the Contracts have been made or are given.

"Contracts" means all contracts, subcontracts, agreements, site development agreements, service agreements, management agreements, warranties and purchase orders, together with any and all renewals, extensions and modifications thereof and all amendments, exhibits and addenda thereto, which have been or will be executed by or on behalf of Borrower, or which have been assigned to Borrower, in connection with the acquisition, use, operation or maintenance of the Property or the construction of improvements on the Property.

"Control" or "controls" means, with respect to Borrower, the power to direct the management and policies of Borrower, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlating to the foregoing.

"Damage" means any damage to, or loss or destruction of, the Property.

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"DCR Test Default" means that, as of the last day of any fiscal quarter, the Debt Coverage Ratio is less than 1.25:1.00.

"DTW Test Default" means that, as of the last day of any fiscal quarter, the Debt to Worth Ratio is greater than 3.00:1.00.

"Debt Coverage Ratio" means, as of any date of determination, the ratio that Lender reasonably determines on a trailing 12-month basis of (i) Borrower's net income, plus interest expense, plus depreciation and amortization expense, less dividends, to (ii) Debt Service. Upon request by Lender, an officer of Borrower shall certify, in detail satisfactory to Lender, documentation of such amounts, and such amounts shall not be effective until approved by Lender.

"Debt to Worth Ratio" means, as of any date of determination, the ratio that Lender reasonably determines of Borrower's total liabilities to Borrower's tangible net worth.

"Debt Service" means Borrower's current maturities of long term indebtedness and capital leases plus interest expense for such period.

"Default Rate" means a per annum rate of interest equal to the lesser of (i) the rate determined in accordance with Section 2.1(a) plus 5.0%, and (ii) the Maximum Rate.

"Dollars" and "$" means lawful money of the United States of America, which at the time of payment is legal tender for the payment of all public and private debts.

"Effective Date" means the date on which each condition set forth on Exhibit D of this Agreement is satisfied.

"Environmental Approvals" means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

"Environmental Claim" means, with respect to any Person, any notice, claim, demand or similar written communication by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (b) circumstances forming the basis of any violation (or alleged violation) of any Environmental Law.

"Environmental Laws" means all federal, state and foreign laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. The term "Environmental Laws" includes the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, guidelines and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground Storage Tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term "Environmental Law" also includes any present and future federal, state and local laws, statutes, ordinances, rules, regulations, guidelines and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; requiring notification or disclosure of any releases of any Material of Environmental Concern or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in the Property; or imposing conditions or requirements in connection with permits or other

Exhibit A

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authorization for lawful activity.

"ERISA" means, as amended, the Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations and guidance promulgated thereunder.

"Event of Default" has the meaning set forth in Section 5.1.

"Event of Default Period" means the period beginning on the occurrence of an Event of Default and ending on the cure of such Event of Default and any other Events of Default outstanding.

"GAAP" means those generally accepted accounting principles and practices recognized from time-to-time by the Financial Accounting Standards Board (or any generally recognized successor). Borrower, Guarantor and all parties who must deliver any financial information to Lender under this Agreement or any other Loan Document must consistently apply GAAP to all statements and information delivered or provided, or otherwise made available, to Lender.

"Governing Law" means all United States (applicable to transactions in the State of Oklahoma) and Oklahoma laws, statutes, regulations, ordinances, rules, judgments, orders, decrees, and other governmental restrictions (include any amendment or modification thereto) relating to or affecting the Loan, the Indebtedness or the Loan Documents.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

"Grace Period" means a period of either: (i) 30 days after Lender delivers written notice to Borrower (the "Initial Grace Period") and demand for the performance of any default of any covenant, agreement, warranty or condition set forth in this Agreement; or (ii) 60 days if (A) Borrower immediately commences and diligently pursues the cure of such default and delivers (prior to the end of the Initial Grace Period) to Lender a written request for more time, and (B) Lender reasonably determines that the default cannot be cured within the Initial Grace Period but can be cured within 90 days after the default.

"Guarantor" means, collectively, Randall W. White and Carol White.

"Guaranty" means the Continuing Guaranty of even date herewith made by Guarantor in favor of Lender relating to the Loan.

"H.15 Report" means the Federal Reserve Board's Statistical Release H.15, "Selected Interest Rates." The H.15 Report is generally available at the Federal Reserve Board's website: www.federalreserve.gov.  If the H.15 Report is replaced or otherwise unavailable, Lender will (in its discretion) designate the replacement report or another report reasonably comparable to the H.15 Report. Lender's designated replacement report will replace the H.15 Report.

"Hilti" means Hilti, Inc., an Oklahoma corporation.

"Hilti Lease" means that certain Lease Agreement dated as of the Effective Date, between Borrower, as landlord, and Hilti, as tenant.

"IBA" means the ICE Benchmark Administration or its successor as the administrator for LIBOR.

"ICE" means the Intercontinental Exchange.

"Improvements" means all improvements now or hereafter located upon the Land.

"Indebtedness" means all obligations, liabilities and indebtedness of Borrower arising under the Loan Documents (including all Additional Costs).

"Indemnified Party" means Lender and its directors, officers, employees and agents (and their predecessors and successors) and any Person owned or controlled by, owning or controlling, or under common

Exhibit A

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control or affiliated with Lender or Trustee and their respective successors and assigns.

"Insurance Premiums" means all costs for the insurance policies required under Section 4.1(k) above.

"Interest Payment Date" means the first Business Day of each calendar month beginning on the first month following the Effective Date and ending on the earlier of (i) the date the Loan is repaid in full, and (ii) the Maturity Date.

"Interest Period" means a 1-month period commencing on the first day, and ending on the last day, of each calendar month.

"Land" means the land described in Exhibit B of this Agreement.

"Late Charge" means a product equal to 5.0% times the amount of any Past Due Indebtedness.

"Law" or "Laws" means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction, or binding judicial (or tribunal) decisions of any Governmental Authority. All references to Law include any amendment or modification to the Law, and all regulations, rulings, and other Laws promulgated under such Law.

"Leases" means all rights, title, interests, estates, powers, privileges, options and other benefits of Borrower in, to and under the lease, sublease, license, rental and other use or occupancy agreements which now or hereafter cover or affect any portion of the Property, together with all renewals, extensions, modifications, amendments, subleases and assignments of such lease agreements.

"Lender" means MIDFIRST BANK, a federally chartered savings association, and its successors and assigns.

"Lender's Offices" means 501 Northwest Grand Boulevard, Oklahoma City, OK 73118 or any other place Lender designates from time to time.

"LIBO Rate" means the lesser of (i) the Maximum Rate, and (ii) the rate per annum equal to the sum of (a) the quotient of the LIBOR Index for Interest Period in question divided by (1 minus the Reserve Requirement), and (b) 2.75%.

"LIBOR" means the London Interbank Offered Rate.

"LIBOR Business Day" means each day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

"LIBOR Index" means the rate equal to the offered rate (and not the bid rate) for deposits in U.S. Dollars for a period equivalent to the Interest Period, as published by the IBA two LIBOR Business Days before the beginning of the applicable Interest Period.

"Licenses" means, collectively, all licenses, permits, approvals, certificates and agreements with or from all boards, agencies, departments, governmental or otherwise, relating directly or indirectly to the ownership, use, operation and maintenance of the Property, or the construction of the Improvements, whether heretofore or hereafter issued or executed.

"Loan" means the loan Lender makes to Borrower pursuant to this Agreement (or the other Loan Documents) up to the Maximum Principal Amount.

"Loan Documents" means this Agreement, the Guaranty and all other instruments evidencing, guarantying, securing, governing or relating to the Loan, and all amendments, modifications, renewals, substitutions and replacements of any of the foregoing Loan Documents.

"Loan Matter" means any action or proceeding which may affect the rights or duties of any Person under the Loan Documents.

"Loan Title Policy" means the title insurance policy (i) naming Lender as the insured, (ii) in the amount of the Maximum Principal Amount, (iii) in form (including endorsements), date and substance, and written by a

Exhibit A

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title insurance underwriter, satisfactory to Lender, (iv) insuring a valid first lien upon the Land and Improvements by virtue of the Security Instrument, and (v) containing no exceptions other than the preprinted exceptions and the Permitted Encumbrances.

"Loan to Value Default" means any point in time that the Loan to Value Ratio exceeds 80%.

"Loan to Value Ratio" means the percentage resulting from a fraction having (i) a numerator equal to the Principal Amount plus any unfunded amounts under the Loan, and (ii) a denominator equal to the value of the Land and Improvements, as determined by the most recent Appraisal, established as of the date on which the fraction is determined.

"Loan Year" means a consecutive 365-day period. The first Loan Year will begin on the Effective Date and end at 11:59 PM Central Time (Daylight or Standard Time, as applicable) on the 364th day thereafter.

"Material of Environmental Concern" means all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and all other substances regulated by Environmental Laws.

"Maturity Date" means the earlier to occur of (i) the Stated Maturity Date and (ii) the date on which the entire Loan must be paid in full after acceleration pursuant to the terms of the Loan Documents.

"Maturity Months" means the number of months between the Prepayment Date and the Stated Maturity Date.

"Maximum Principal Amount" means the lesser of (i) $18,500,000.00 and (ii) 80% of the Loan to Value Ratio.

"Maximum Rate" means the maximum interest rate permitted under the Governing Law.

"Net Proceeds" means the amount of all insurance proceeds Lender receives less all reasonable costs and expenses Lender incurs in connection with the collection and disbursement of the proceeds.

"Paid in Full Mark" means any payment Borrower tenders to Lender marked "paid in full," "without recourse," or any similar language.

"Past Due Indebtedness" means the sum of any Indebtedness which Borrower fails to pay to Lender within the earlier to occur of (i) 10 days after the date on which the Indebtedness is due, and (ii) the Maturity Date.

"Payment Deadline" means no later than 11:00 a.m. Central Time (Daylight or Standard Time, as applicable) on the date any payment is due and payable under this Agreement or the date any voluntary prepayment is made.

"Permitted Encumbrances" means the encumbrances, approved by Lender, set forth in Schedule B of the Loan Title Policy, except for the preprinted exceptions to title coverage.

"Person" means a natural person, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

"Plans and Specifications" means, collectively, all plans, specifications, notes, drawings, approvals, certifications and similar work product (and all modifications thereof) relating to the Property, including all engineering plans, complete architectural plans, specifications and work drawings, projected costs and related information, site plans, proposed plat dedications and proposed development restrictions and conditions and all requisite building permits authorizing construction of the Improvements (and repairs, modifications and additions thereto).

"Prepayment Date" means the day on which Borrower (or any other Person) tenders any Indebtedness which is not then due and payable.

"Prepayment Period" means the period of time beginning on the 60th day before the Stated Maturity

Exhibit A

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Date and ending on the Stated Maturity Date.

"Prepayment Premium" means an amount equal to product of (i) the Principal Amount being prepaid, and (ii) (a) in the first Loan Year, 5.0%, (b) in the second Loan Year, 4.0%, (c) in the third Loan Year, 3.0%, (d) in the fourth Loan Year, 2.0%, (e) in the fifth Loan Year, 1.0%, (f) in the sixth Loan Year, 1.0%, (g) in the seventh Loan Year, 1.0%, and (h) in each Loan Year thereafter, 0.0%.

"Prime Rate" means, for any day, the lesser of (i) the prime rate as published in The Wall Street Journal's "Money Rates" table for that day plus 2.15%, and (ii) the Maximum Rate. If multiple prime rates are quoted in the "Money Rates" table, then the highest quoted prime rate will be the Prime Rate. If the Prime Rate is no longer published in The Wall Street Journal, then Lender will choose a substitute index rate for calculating the Prime Rate and promptly notify Borrower of the new index rate. The Prime Rate may not be the lowest rate of interest that Lender charges. The Prime Rate will fluctuate with each change reported by The Wall Street Journal (or as determined by Lender if no longer published by The Wall Street Journal) as of the day of any reported change.

"Principal Amount" means, at any point in time, that portion of the principal balance of the Loan which is unpaid.

"Principal Payment Date" means the first Business Day of each calendar month beginning on January 1, 2016, and ending on the earlier of (i) the date the Loan is repaid in full, and (ii) the Maturity Date.

"Property" means, collectively, the Land, the Improvements and the Additional Collateral.

"Purchase Agreement" means that certain Purchase and Sale Agreement dated as of October 1,2015, as amended by that certain Addendum No. I dated October 1, 2015, executed November 6, 2015, between Hilti, as seller, and Borrower, as purchaser, whereby Borrower will acquire the Land and the Improvements.

"Real Estate Taxes" means all ad valorem taxes, assessments and charges (including ground rents, water and sewer rents, and all other recurring charge) which may create a lien against the Property.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as amended or supplemented from time to time.

"Rent" means all of the rents, income, receipts, revenues, issues, profits and other sums of money that are now or at any time hereafter become due and payable to Borrower under the terms of any Lease or arising or issuing from or out of any Lease or from or out of the Property or any part thereof, including minimum rents, additional rents, percentage rents, deficiency rents and liquidated damages following default, payments in consideration for cancellation of a Lease, security deposits (whether cash, one or more letters of credit, bonds or other form of security), advance rents, all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by destruction or damage to the Property and all of Borrower's rights to recover monetary amounts from any lessee in bankruptcy, including (i) rights of recovery for use and occupancy and damage claims arising out of lease defaults, (ii) rejection, disaffirmance, repudiation, and similar actions, under Applicable Bankruptcy Law and other statutes governing the rights of creditors, and (iii) the immediate and continuing right to collect and receive all of the foregoing.

"Rent Loss Proceeds" means the aggregate of any loss or business interruption insurance proceeds which the carrier acknowledges is payable to Lender.

"Reserve Requirement" means the rate at which Lender must maintain reserves (including any marginal, supplemental or emergency reserves), if any, under Regulation D of the Federal Reserve System (a) against "Eurocurrency Liabilities" (as such term is used in Regulation D), or (b) pursuant to Applicable Law against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate is to be determined as provided in this Agreement, or (ii) any category of extensions of credit or other assets which includes loans the interest rate on which is determined on the basis of rates referred to in the definition of "LIBO Rate".

Exhibit A

to

Loan Agreement

"Restoration" means the restoration, replacement, and rebuilding of the Property as nearly as possible to its value and condition immediately prior to any Damage or Taking in accordance with Plans and Specifications Lender approves.

"Security Instrument" means each mortgage, assignment of leases and rents, security agreement, fixture filing and financing statement (and all amendments thereto and modifications thereof) executed by Borrower, Guarantor or any other Person, in favor of Lender concerning the Property.

"State" means the state in which the Land is situated.

"Stated Maturity Date" means November 30, 2025.

"Suspension Notice" means the notice from Lender to Borrower setting forth Lender's determination that (A) the LIBOR Index is not reported or (B) (as a result of changes to Applicable Law) it has become unlawful for Lender to make or maintain the Loan at the LIBO Rate.

"Taking" means any threatened or instituted proceedings for the condemnation or taking by eminent domain, or offer to purchase in lieu of a taking, of all or any portion of the Property including any change in any street (whether as to grade, access, or otherwise).

"Tax" or "Taxes" means all (1) income, franchise, margin and other taxes, which now or in the future, may be assessed against a Borrower Party, (2) stamp or other taxes due with respect to the Loan Documents, (3) taxes and assessments, which now or in the future, are levied or assessed against the Collateral, (4) taxes (except for ordinary income taxes) and assessments, which now or in the future, are levied or assessed against Lender in any way related to the Indebtedness or the Loan Documents, and (5) all Real Estate Taxes.

"Tax and Insurance Escrow Account" means the impound account Borrower establishes with Lender for the payment of Real Estate Taxes and Insurance Premiums.

"Taxpayer Identification Number" means 73-0750007.

"Tenant" means each occupant of any portion of the Land or Improvements under a Lease.

"Tranche A" means $13,400,000 of the principal amount of the Loan, such amount to bear interest at the Contract Rate as provided in Section 2.1(a).

"Tranche B" means $5,000,000 of the principal amount of the Loan, such amount to bear interest at the LIBO Rate as provided in Section 2.1(a).

"Transfer Event" means the conveyance of any Collateral to Lender or another Person through a foreclosure (or deed in lieu), receivership, bankruptcy or other voluntary or involuntary Borrower action.

"Treasury Note Rate" means the latest Treasury Constant Maturity Series yields reported, for the last day for which such yields shall have been so reported as of the applicable LIBOR Business Day, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to 10 years. If necessary, the yield will be determined by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice, and (ii) interpolating linearly between reported yields.

Exhibit A

to

Loan Agreement